EXHIBIT 20.3

ECOSCIENCE CORPORATION
10 Alvin Court
East Brunswick, NJ  08816


                                                                 NEWS RELEASE

                                                        For Immediate Release
                                                        ---------------------

For further information contact:

Michael DeGiglio
President & CEO
Phone: 732-432-8200

Laurence Hirschhorn and Steve Anreder
Anreder Hirschhorn Silver and Company
Phone: 212-421-4020

             ECOSCIENCE AND AGRO POWER DEVELOPMENT MERGER FINALIZED

EAST BRUNSWICK, NEW JERSEY, OCTOBER 1, 1998 - EcoScience Corporation (Nasdaq:
ECSC) anounced today that its merger with Agro Power Development, Inc. ("APD") became effective on September 30, 1998. The combined company is the largest vertically integrated producer of premium fresh produce grown in environmen-tally controlled, intensive agriculture production facilities in North
America, and markets its produce under its Village Farms (Registered Trademark) brand name throughout the United States.

As a condition of the merger, shareholders approved a one-for-five reverse stock split, which became effective at the close of business on September 30, 1998. EcoScience now has approximately 11,619,000 common shares outstanding.

As a result of this merger, EcoScience is now an integrated environmentally focused, consumer products driven agri-business, capitalizing on expertise in naturally derived food technologies, intensive production and marketing of high value, quality fresh produce, innovative bio-rational pest and disease control technologies, and sophisticated growing and postharvest systems and products. The Company is committed to improving the quality of its products by bridging nature, technology and the environment utilizing the highest standards.

This press release contains forward looking statements, including those that relate to the combined company. The results of the merger in terms of market acceptance and corporation position are subject to risks and uncertainties that could cause actual results to differ materially from the statements made herein. Additional risks and uncertainties related to EcoScience have been included in EcoScience's filings with the Securities and Exchange Commission. Investors are encouraged to review EcoScience's Proxy Statement regarding the merged entities, the Company's Form 10-K and Forms 10-Q and other documents filed with the Securities and Exchange Commission for a more complete discussion of factors that could affect EcoScience's performance.

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